Exhibit 10.1

EXECUTION COPY

TAX SHARING AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

COVIDIEN LTD.,

and

TYCO ELECTRONICS LTD.

Dated as of June 29, 2007

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Schedules

Schedule 1.1(9)	List of ATOB Entities
Schedule 1.1(64)(c)	List of U.S. state and local Taxes
Schedule 1.1(94)	List of Qualified Tax Counsel
Schedule 1.1(101)	List of Section 355 Entities
Schedule 1.1(120)	List of Transferee Entities
Schedule 1.1(121)	List of Transferor Entities
Schedule 2.1(a)	Preparation of Pre-Distribution Income Tax Returns
Schedule 2.2(a)	Preparation of Straddle Income Tax Returns
Schedule 9.2(c)(iv)	Electronic Document Repository Exceptions and List of the Documents / Information to be made Available
Schedule 9.2(e)(ii)	U.S. AMP Internal Costs and Expenses
Schedule 9.2(g)	Boca Raton Audit Team – Separation Retention Plan
Schedule 9.2(h-1)	Form of Power of Attorney
Schedule 9.2(h-2)	List of Activities where Signature of Representative Required
Schedule 9.3(a)	Payment of Audit Amounts
Schedule 11.1	Allocation of certain Tax Attributes
Schedule 11.3	Description of certain Tax Attributes
Schedule 11.6	Actions to Minimize Taxes
Schedule 13.10	Matters Excepted from Arbitration

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of June, 2007, by and among Tyco International Ltd., a Bermuda corporation (“Tyco”), Covidien Ltd., a Bermuda corporation (“Healthcare”), and Electronics Ltd., a Bermuda corporation (“Electronics”).  Each of Tyco, Healthcare, and Electronics is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Tyco, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Healthcare Business (as defined herein), (ii) the Electronics Business (as defined herein), and (iii) the Tyco Retained Business (as defined herein);

WHEREAS, the Board of Directors of Tyco has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to separate Tyco into three separate, publicly traded companies, one for each of (i) the Healthcare Business, which shall be owned and conducted, directly or indirectly, by Healthcare, (ii) the Electronics Business, which shall be owned and conducted, directly or indirectly, by Electronics, and (iii) the Tyco Retained Business which shall be owned and conducted, directly or indirectly, by Tyco;

WHEREAS, in order to effect such separation, the Board of Directors of Tyco has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders (i) to enter into a series of transactions whereby (A) Tyco and/or one or more members of the Tyco Group will, collectively, own all of the Tyco Retained Assets and assume (or retain) all of the Tyco Retained Liabilities, (B) Healthcare and/or one or more members of the Healthcare Group will, collectively, own all of the Healthcare Assets and assume (or retain) all of the Healthcare Liabilities, and (C) Electronics and/or one or more members of the Electronics Group will, collectively, own all of the Electronics Assets and assume (or retain) all of the Electronics Liabilities and (ii) for Tyco to distribute to the holders of Tyco Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) (A) all of the outstanding shares of common stock, par value $0.20 per share, of Healthcare (the “Healthcare Common Stock”), and (B) all of the outstanding shares of common stock, par value $0.20 per share, of Electronics (the “Electronics Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, it is the intention of the Parties that each of the contributions of assets to, and the assumption of liabilities by, Healthcare and Electronics together with the corresponding distribution of all of the Healthcare Common Stock and the Electronics Common Stock, respectively, shall qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that each of the distributions of Healthcare Common Stock and Electronics Common Stock, respectively, to the stockholders of Tyco will qualify as tax-free under Section 355(a) of the Code to such stockholders and as tax-free to Tyco under Section 361(c) of the Code;

WHEREAS, subject to Section 9.2, it is the intention of the Parties that all pre-separation U.S. federal, state, and local Audits will be managed, controlled and conducted by Tyco’s U.S. Federal and State Audit Groups currently located in Boca Raton, Florida (the “Boca Raton Audit Team”);

WHEREAS, notwithstanding the implementation of certain internal transactions undertaken preparatory to and in contemplation of aligning and properly capitalizing the Healthcare Business, the Electronics Business, and the Tyco Retained Business prior to the Distributions, it is the intention of the Parties that the shared responsibility for certain Tax liabilities and certain Distribution Tax liabilities be given effect no earlier than and only upon the Effective Time, all as described more fully herein; and

WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(1)           “AAA” has the meaning set forth in Section 13.2.

(2)           “Acceptance Notice” has the meaning set forth in Section 9.2(d)(iii).

(3)           “Active Business” means the business conducted by each of the ATOB Entities as of the applicable distribution date.

(4)           “Administration Vote Notice” has the meaning set forth in Section 9.2(d)(i).

(5)           “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis).

(6)           “Agreement” has the meaning set forth in the preamble hereto.

(7)           “Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

(8)           “Assets” has the meaning set forth in the Separation and Distribution Agreement.

(9)           “ATOB Entities” mean the entities listed on Schedule 1.1(9).

(10)         “AU Dealer Cost Issue” has the meaning set forth in Section 4.1(a).

(11)         “Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(12)         “Audit External Advisor” has the meaning set forth in Section 9.2(c)(iii).

(13)         “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 9.2(a), as may be changed from time to time in accordance with Section 9.2(d).

(14)         “Audit Representative” means the Senior Vice President and Chief Tax Officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(15)         “Bankruptcy” means, with respect to a Person:

(a)           the filing of an application by the Person for, or a consent to, the appointment of a trustee of the Person’s assets;

(b)           the filing by the Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Person’s inability to pay debts as they come due;

(c)           a general assignment by such Person for the benefit of creditors;

(d)           the filing by the Person of an answer admitting the material allegations of, or the Person’s consenting to, or defaulting in answering a bankruptcy petition filed against the Person in any bankruptcy proceeding; or

(e)           the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person bankrupt or appointing a trustee, custodian, receiver or liquidator of such Person’s assets, which order, judgment or decree continues unstayed and in effect for any period of sixty (60) days.

(16)         “Boca Raton Audit Team” has the meaning referred to in the recitals to this Agreement.

(17)         “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(18)         “Change of Control” means the occurrence of any of the following (i) the direct or indirect sale, Transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of a Party and the members of such Party’s Group taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of a Party other than (A) the consolidation with, merger into or Transfer of all or part of the properties and assets of any Subsidiary of a Party to such Party or any other Subsidiary of such Party, and (B) the merger of a Party with an Affiliate solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting stock of a Party, measured by voting power rather than number of shares; (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of a Party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Party was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the board of directors of such Party then in office; (v) a change of the chief executive officer of a Party; or (vi) a Party consolidates with, or merges with or into, directly or indirectly, any Person, or any Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(19)         “Claimed Deductions” has the meaning set forth in Section 6.1(a).

(20)         “Claiming Party” has the meaning set forth in Section 6.1(a).

(21)         “Code” has the meaning referred to in the recitals to this Agreement.

(22)         “Common Parent” means (a) for U.S. federal income tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated income tax return, or (b) for state, local or non-U.S. income tax purposes, the common parent (or similar term) (which need not be a corporation) of a consolidated, unitary, combined, group, Organschaft or similar group.

(23)         “Correlative Adjustment” means a disallowance of an item of deduction, loss or credit (or an increase of an item of income or gain) that is related or attributable to the Assets of a Party or that Party’s Affiliates, that is included in a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date, and that results in a correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain) with respect to another Party or that Party’s Affiliates with respect to a Pre-Distribution Tax Period or Straddle Tax Period.

(24)         “Correlative Detriment” has the meaning set forth in Section 4.1(b).

(25)         “Deferred Compensation Deduction” means an Income Tax deduction arising with respect to (a) the Tyco Deferred Compensation Liabilities, the Tyco Deferred Stock Units, the Healthcare Deferred Compensation Liabilities, the Healthcare Deferred Stock Units, the Electronics Deferred Compensation Liabilities, or the Electronics Deferred Stock Units; (b) the Tyco Options, the Healthcare Options or the Electronics Options, including, without limitation, a deduction arising from disqualifying dispositions relating to prior exercises of stock options issued pursuant to the Tyco International Ltd. Employee Stock Purchase Plan; or (c) the Tyco Restricted Stock, the Tyco Restricted Stock Units, the Tyco Performance Share Units, the Healthcare Restricted Stock, the Healthcare Restricted Stock Units, the Healthcare Performance Share Units, the Electronics Restricted Stock, the Electronics Restricted Stock Units, or the Electronics Performance Share Units, as such terms are defined for purposes of the Separation and Distribution Agreement (referred to collectively as the “Deferred Compensation Deductions” and each individually as a “Deferred Compensation Deduction”).

(26)         “Dispute” has the meaning set forth in Section 13.1.

(27)         “Dispute Notice” has the meaning set forth in Section 13.1.

(28)         “Distribution” or “Distributions” means, individually or collectively:

(a)           the distribution on the Distribution Date to holders of record of shares of Tyco Common Stock as of the Distribution Date of the Electronics Common Stock and the Healthcare Common Stock owned by Tyco, and

(b)           to the extent not otherwise included in (a), the distributions described in the IRS Ruling and the Tax Representation Letters.

(29)         “Distribution Date” means the date on which the Distributions are effectuated pursuant to the Separation and Distribution Agreement.

(30)         “Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Distributions to qualify under Section 355(a) or (c) of the Code or, if applicable, Section 361(c) of the Code, or the application of Section 355(d) or (e) of the Code to the Distributions (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); or (b) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Plan of Separation to qualify for tax-free treatment, in whole or in part, but, with respect to both (a) and (b) above, only to the extent that such qualification or tax-free treatment was claimed by one or more of the Parties (or any of their Affiliates) on a Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period.

(31)         “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(32)         “Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

(33)         “Elected Party” has the meaning set forth in Section 9.2(d)(iii).

(34)         “Electronics” has the meaning set forth in the recitals hereto.

(35)         “Electronics Allocable Audit Portion” means the amount of any Taxes due and payable that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such Pre-Distribution Tax Period or Straddle Tax Period to the extent such Taxes are attributable to any Electronics-Tyco Shared Entities or Electronics-Healthcare Shared Entities, as the case may be.  The determination of the amount of additional Taxes due and payable that are attributable to the Electronics-Tyco Shared Entities or the Electronics-Healthcare Shared Entities, as applicable, shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable after excluding from the Final Determination any adjustments contained therein that are not attributable to the business operations conducted through the use of the Electronics Assets and Electronics Liabilities; provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable pursuant to the Final Determination, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6; provided, further, if the sum of the Taxes that would be shown as due and payable as a result of the Final Determination if such Final Determination applied on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable as a result of the Final Determination, the Electronics Allocable Audit Portion shall be equal to the product of (c) such Taxes that are actually due and payable pursuant to the Final Determination, and (d) a fraction (i) the numerator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if applied on a separate basis for the business operations conducted through the use of the Electronics Assets and Electronics Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if such Final Determination applied on a separate basis for each of the business operations conducted through the use of Electronics Assets and

Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(36)         “Electronics Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes due and payable for such Pre-Distribution Tax Period or Straddle Tax Period attributable to any Electronics-Tyco Shared Entities or Electronics-Healthcare Shared Entities, as the case may be.  The determination of the amount of Taxes due and payable that are attributable to the Electronics-Tyco Shared Entities or the Electronics-Healthcare Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return were recalculated excluding the Electronics-Tyco Shared Entities or the Electronics-Healthcare Shared Entities, as applicable; provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6; provided, further, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable on such Tax Return, the Electronics Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of the Electronics Assets and Electronics Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(37)         “Electronics Assets” and “Electronics Liabilities” shall have the meaning assigned to each of them as set forth in the Separation and Distribution Agreement.

(38)         “Electronics Business” has the meaning set forth in the Separation and Distribution Agreement.

(39)         “Electronics Common Stock” has the meaning set forth in the recitals hereto.

(40)         “Electronics Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

(41)         “Electronics Group” has the meaning set forth in the Separation and Distribution Agreement.

(42)         “Electronics-Healthcare Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Electronics Assets and/or Electronics Liabilities that (i) are merged with and into or otherwise acquired by the Electronics Business from a Healthcare Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conduct business operations through the use of the Healthcare Assets and Healthcare Liabilities.

(43)         “Electronics Sharing Percentage” means thirty-one percent (31%).

(44)         “Electronics-Tyco Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Electronics Assets and/or Electronics Liabilities that (i) are merged with and into or otherwise acquired by the Electronics Business from a Tyco Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conducted business operations through the use of the Tyco Retained Assets and Tyco Retained Liabilities.

(45)         “Employing Party” has the meaning set forth in Section 6.1(a).

(46)         “Estimated Tax Return” has the meaning set forth in Section 2.1(c)(iv).

(47)         “Fault” has the meaning set forth in Section 5.3.

(48)         “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)           a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b)           a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)           any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(d)           any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(49)         “Former Electronics Employee” has the meaning set forth in the Separation and Distribution Agreement.

(50)         “Former Healthcare Employee” has the meaning set forth in the Separation and Distribution Agreement.

(51)         “Former Tyco Employee” has the meaning set forth in the Separation and Distribution Agreement.

(52)         “Group” means the Tyco Group, the Healthcare Group, or the Electronics Group.

(53)         “Healthcare” has the meaning set forth in the recitals to this Agreement.

(54)         “Healthcare Allocable Audit Portion” means the amount of any Taxes due and payable that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such Pre-Distribution Tax Period or Straddle Tax Period to the extent such Taxes are attributable to any Healthcare-Tyco Shared Entities or Healthcare-Electronics Shared Entities, as the case may be.  The determination of the amount of additional Taxes due and payable that are attributable to the Healthcare-Tyco Shared Entities or the Healthcare-Electronics Shared Entities, as applicable, shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable after excluding from the Final Determination any adjustments contained therein that are not attributable to the business operations conducted through the use of the Healthcare Assets and Healthcare Liabilities; provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable pursuant to the Final Determination, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6; provided, further, if the sum of the Taxes that would be shown as due and payable as a result of the Final Determination if such Final Determination applied on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and the Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable as a result of the Final Determination, the Healthcare Allocable Audit Portion shall be equal to the product of (c) such Taxes that are actually due and payable pursuant to the Final Determination, and (d) a fraction (i) the numerator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if applied on a separate basis for the business operations conducted through the use of the Healthcare Assets and Healthcare Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if such Final Determination applied on a separate basis for each of the business operations conducted through the use of Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(55)         “Healthcare Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes due and payable for such Pre-Distribution Tax Period or Straddle Tax Period attributable to any Healthcare-Tyco Shared Entities or Healthcare-Electronics Shared Entities, as the case may be.  The determination of the amount of Taxes due and payable that are attributable to the Healthcare-Tyco Shared Entities or the Healthcare-Electronics Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return was recalculated excluding the Healthcare-Tyco Shared Entities or the Healthcare-Electronics Shared Entities, as applicable; provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6; provided, further, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable on such Tax Return, the Healthcare Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of Healthcare Assets and Healthcare Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(56)         “Healthcare Assets” and “Healthcare Liabilities” shall have the meaning assigned to each of them as set forth in the Separation and Distribution Agreement.

(57)         “Healthcare Business” has the meaning set forth in the Separation and Distribution Agreement.

(58)         “Healthcare Common Stock” has the meaning set forth in the recitals hereto.

(59)         “Healthcare Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

(60)         “Healthcare-Electronics Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Healthcare Assets and/or Healthcare Liabilities that (i) are merged with and into or otherwise acquired by the Healthcare Business from an Electronics Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conduct business operations through the use of the Electronics Assets and Electronics Liabilities.

(61)         “Healthcare Group” has the meaning set forth in the Separation and Distribution Agreement.

(62)         “Healthcare Sharing Percentage” means forty-two percent (42%).

(63)         “Healthcare-Tyco Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Healthcare Assets and/or Healthcare Liabilities that (i) are merged with and into or otherwise acquired by the Healthcare

Business from a Tyco Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conduct business operations through the use of the Tyco Retained Assets and Tyco Retained Liabilities.

(64)         “Income Taxes” mean:

(a)           all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above;

(b)           all U.S., state, local or non-U.S. franchise Taxes;

(c)           all U.S. state and local Taxes or non-U.S. Taxes not otherwise included in (a) or (b) above that are listed on Schedule 1.1(64)(c); and

(d)           including in the case of each of (a), (b), and (c) above, any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

(65)         “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(66)         “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.

(67)         “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(68)         “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(69)         “IRS Ruling” means the requests submitted to the IRS for all private letter rulings to be obtained by Tyco from the IRS in connection with the Plan of Separation, and any supplemental materials submitted to the IRS relating thereto, and the IRS private letter rulings received by Tyco with respect to the Plan of Separation.

(70)         “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(71)         “LIBOR” means the British Bankers Association London Interbank Offered Rate, as it is published by Reuters, or any successor to or substitute for such service providing rate quotations of the British Bankers Association London Interbank Offered Rate, at

approximately 11:00 a.m., London time.  In the event that such British Bankers Association London Interbank Offered Rate is not available at such time for any reason, then LIBOR shall be the rate at which dollar deposits of $10 million and for a maturity of one (1) week are offered by the principal London office of Citibank in the London interbank market at approximately 11:00 a.m., London time.

(72)         “Majority of the Parties” means the consent of at least two of the Parties.

(73)         “McDermott” means McDermott Will & Emery LLP.

(74)         “Mediation Period” has the meaning set forth in Section 13.2.

(75)         “New York Courts” has the meaning set forth in Section 14.15.

(76)         “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(77)         “Participating Party” has the meaning set forth in Section 9.2(c)(i).

(78)         “Party” has the meaning set forth in the preamble hereto.

(79)         “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(80)         “Plan of Separation” has the meaning set forth in the recitals hereto.

(81)         “Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.

(82)         “Post-Distribution Ruling” has the meaning set forth in Section 5.4.

(83)         “Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.

(84)         “Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Pre-Distribution Tax Period.

(85)         “Pre-Distribution Non-Income or Non-U.S. Tax Audit” means any Audit related to any (a) U.S. federal, state, or local Taxes other than Income Taxes, or (b) any non-U.S. Taxes, in each case with respect to a Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period; provided, however, this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit, a Pre-Distribution TME Payroll Tax Audit, or a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit.

(86)         “Pre-Distribution Tax Period” means a Tax year beginning and ending on or before the Distribution Date.

(87)         “Pre-Distribution TME Payroll Tax Audit” means any Audit for a Pre-Distribution Tax Period or Straddle Tax Period of payroll taxes for TME Management Corp., Citrine Management Corp., or any predecessor payroll company to TME Management Corp.

(88)         “Pre-Distribution Transfer Pricing Tax Audit” means any Audit of any Income Taxes related to or arising from (a) an intercompany transfer pricing adjustment under Section 482 of the Code and the Treasury Regulations thereunder, or an analogous provision under U.S. state and local or non-U.S. Law, or (b) a determination that the activities of a Party or its Affiliates give rise to a “permanent establishment,” presence, or nexus in any jurisdiction that could subject it to Income Tax there, in each of (a) and (b), for any Pre-Distribution Tax Period or Straddle Tax Period.

(89)         “Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit” means any Audit for a Pre-Distribution Tax Period or Straddle Tax Period of any Healthcare US Pension Plan, Electronics US Pension Plan, U.S. qualified Tyco Retained Pension Plan, U.S. qualified Healthcare Savings Plan, U.S. qualified Electronics Savings Plan or U.S. qualified Tyco Retained Savings Plan (as such terms are defined for purposes of the Separation and Distribution Agreement).

(90)         “Pre-Distribution U.S. Income Tax Audit” means any Audit of any U.S. federal, state, or local Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period; provided, however, this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit, or a Pre-Distribution TME Payroll Tax Audit.

(91)         “Preparing Party” has the meaning set forth in Section 2.1(a).

(92)         “Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

(93)         “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which any of the Parties or any of the Section 355 Entities (or any successor thereto) would merge or consolidate with any other Person, or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates (or any successor thereto) and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties or any of the Section 355 Entities, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party or any of the Section 355 Entities, comprise more than thirty-five percent (35%) of (a) the value of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

(94)         “Qualified Tax Counsel” means any of the law firms listed on Schedule 1.1(94).

(95)         “Redo Project” means the proposed adjustments to the U.S. federal Income Tax Returns prepared by or for Tyco’s, Electronics’ and Healthcare’s Subsidiaries, respectively, that have been submitted to the IRS (or will be submitted to the IRS upon commencement of an Audit) for Tax periods prior to and including the Distribution Date as disclosed in the footnotes to the Parties’ respective financial statements.

(96)         “Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund.

(97)         “Replaced Audit Management Party” has the meaning set forth in Section 9.2(d)(iv).

(98)         “Requesting Party” shall have the meaning set forth in Section 5.4.

(99)         “Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the later of the Electronics Distribution Date and the Healthcare Distribution Date.

(100)       “Rules” has the meaning set forth in Section 13.3.

(101)       “Section 355 Entities” mean the entities listed on Schedule 1.1(101).

(102)       “Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among Tyco, Healthcare, and Electronics, dated as of June 29, 2007.

(103)       “Shared Entities” mean, each individually and collectively, all Tyco-Electronics Shared Entities, Tyco-Healthcare Shared Entities, Electronics-Tyco Shared Entities, Electronics-Healthcare Shared Entities, Healthcare-Tyco Shared Entities, and Healthcare-Electronics Shared Entities.

(104)       “Sharing Percentages” means, with respect to Tyco, the Tyco Sharing Percentage, with respect to Healthcare, the Healthcare Sharing Percentage, and with respect to Electronics, the Electronics Sharing Percentage.

(105)       “Spinco Parties” mean, each individually and collectively, Healthcare and Electronics.

(106)       “Straddle Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party and its Affiliates for a Straddle Tax Period.

(107)       “Straddle Tax Period” means a Tax year beginning before the Distribution Date and ending after the Distribution Date.

(108)       “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

(109)       “Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges, or withholdings of any nature.  Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(110)       “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law, including the tax attributes listed on Schedule 11.1.

(111)       “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries the actual reduction in Taxes due and payable determined only with respect to the referenced taxable year or any prior taxable year, and is equal to the sum of:

(a)           the excess (if any) of (i) the amount of Taxes that the Party and its Subsidiaries would have owed in such taxable years (excluding the effect of any carryforwards of net operating or capital losses or Tax credits to such year) had there been no payment or event giving rise to such a determination, over (ii) the amount of Taxes actually paid by the Party and its Subsidiaries in such taxable years (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) after taking into account such payment or determination; and

(b)           the excess (if any) of (i) the amount of the Refund actually received by the Party and its Subsidiaries with respect to such taxable years or any carryback year (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years after taking into account such payment or determination, over (ii) the amount of the Refund that the Party and its Subsidiaries would have been entitled to receive with respect to such taxable years or any carryback year (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years had there been no payment or event giving rise to such a determination.

The Tax Benefit Actually Realized shall be computed based on the actual U.S. or non-U.S. income tax rates applicable to the Party and its Subsidiaries during the applicable tax year; provided, however, that if the Tax Benefit Actually Realized includes a U.S. federal Income Tax benefit attributable to the deduction of interest included in Taxes, then the Parties shall assume that the applicable U.S. state and local Income Tax rate is 2 percent (2%) in lieu of the applicable Party’s and its Subsidiaries’ actual U.S. state and local Income Tax rate.

(112)       “Tax-Free Status” means the qualification of a Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).

(113)       “Tax Group” means any U.S. federal, state, local or non-U.S. affiliated, consolidated, combined, unitary, group relief, Organschaft, or a similar group as determined under applicable Tax Law that files a Tax Return or Tax Returns on a similar group basis.

(114)       “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(115)       “Tax Management Change Event” has the meaning set forth in Section 9.2(d)(i).

(116)       “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by McDermott to Tyco or any of its Affiliates in connection with the Plan of Separation.

(117)       “Tax Package” means:

(a)           a pro forma Tax Return relating to the operations of a Spinco Party and/or its Subsidiaries that are required to be included in any Tax Group of which any of the Shared Entities is or was the Common Parent and such Spinco Party and/or such Subsidiaries is or was a member for one or more days in a taxable year; and

(b)           all information relating to the operations of a Spinco Party and/or its Subsidiaries that is reasonably necessary to prepare and file the applicable Tax Return required to be filed by any Tax Group of which any of the Shared Entities is or was the Common Parent and such Spinco Party or any of its Subsidiaries is or was a member for one or more days in a Tax year.

(118)       “Tax Representation Letter” means any letter containing certain representations and covenants issued by a Tyco or any of its Affiliates to McDermott in connection with the Tax Opinions.

(119)       “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax)

required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(120)       “Transferee Entities” mean the entities listed on Schedule 1.1(120).

(121)       “Transferor Entities” mean the entities listed on Schedule 1.1(121).

(122)       “Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(123)       “TUSHI” means Tyco (US) Holdings, Inc.

(124)       “Tyco” has the meaning set forth in the preamble of this Agreement.

(125)       “Tyco Allocable Audit Portion” means the amount of any Taxes due and payable that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such Pre-Distribution Tax Period or Straddle Tax Period to the extent such Taxes are attributable to any Tyco-Electronics Shared Entities or Tyco-Healthcare Shared Entities, as the case may be.  The determination of the amount of additional Taxes due and payable that are attributable to the Tyco-Electronics Shared Entities or the Tyco-Healthcare Shared Entities, as applicable, shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable after excluding from the Final Determination any adjustments contained therein that are not attributable to the business operations conducted through the use of the Tyco Retained Assets and Tyco Retained Liabilities; provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable pursuant to the Final Determination, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6; provided, further, if the sum of the Taxes that would be shown as due and payable as a result of the Final Determination if such Final Determination applied on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable as a result of the Final Determination, the Tyco Allocable Audit Portion shall be equal to the product of (c) such Taxes that are actually due and payable pursuant to the Final Determination, and (d) a fraction (i) the numerator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if applied on a separate basis for the business operations conducted through the use of Tyco Retained Assets and Tyco Retained Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be due and payable pursuant to the Final Determination if such Final Determination applied on a separate basis for the business operations conducted through the use of Electronics Assets and Electronics

Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(126)       “Tyco Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes due and payable for such Pre-Distribution Tax Period or Straddle Tax Period attributable to any Tyco-Electronics Shared Entities or Tyco-Healthcare Shared Entities, as the case may be.  The determination of the amount of Taxes due and payable that are attributable to the Tyco-Electronics Shared Entities or the Tyco-Healthcare Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return was recalculated excluding the Tyco-Electronics Shared Entities or the Tyco-Healthcare Shared Entities, as applicable, provided, however, that (a) and (b) shall be determined by applying, in a manner that reduces the overall Taxes due and payable, any available losses, deductions, allowances or credits of any of the Parties (or their Subsidiaries) that are permitted or allowed as a result of consolidated, combined, unitary, group, Organschaft or similar relief of the Parties (or their Subsidiaries) by applying ordering rules similar to those described in Schedule 11.6 ; provided, further, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively, is different than the Taxes actually due and payable on such Tax Return, the Tyco Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of Tyco Retained Assets and Tyco Retained Liabilities, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the business operations conducted through the use of each of the Electronics Assets and Electronics Liabilities, the Healthcare Assets and Healthcare Liabilities, and the Tyco Retained Assets and Tyco Retained Liabilities, respectively.

(127)       “Tyco Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

(128)       “Tyco-Electronics Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Tyco Retained Assets and/or Tyco Retained Liabilities that (i) are merged with and into or otherwise acquired by the Tyco Retained Business from an Electronics Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conduct business operations through the use of the Electronics Assets and Electronics Liabilities.

(129)       “Tyco Group” has the meaning set forth in the Separation and Distribution Agreement.

(130)       “Tyco-Healthcare Shared Entities” mean on or before the Distribution Date, any entities that conduct business operations through the use of the Tyco Retained Assets and/or Tyco Retained Liabilities that (i) are merged with and into or otherwise acquired by the Tyco Retained Business from a Healthcare Tax Group or (ii) filed on a consolidated, combined, unitary, group, Organschaft or similar basis with the entities that conduct business operations through the use of the Healthcare Assets and Healthcare Liabilities.

(131)       “Tyco Retained Assets” and “Tyco Retained Liabilities” shall have the meaning assigned to each of them set forth in the Separation and Distribution Agreement.

(132)       “Tyco Retained Business” has the meaning set forth in the Separation and Distribution Agreement.

(133)       “Tyco Retained Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(134)       “Tyco Sharing Percentage” means twenty-seven percent (27%).

(135)       “Unqualified Tax Opinion” means an unqualified “will” opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax.

(136)       “U.S.” means the United States.

(137)       “U.S. Advance Payment Entities” include the U.S. federal consolidated Income Tax groups that included the following companies as group members during periods prior to the Distribution and that received or may receive a Refund arising from an advance payment of Tax made on or prior to the Distribution Date but only to the extent of the Refund of U.S. federal Income Taxes (and, therefore, any U.S. state and local Income Tax Refunds shall be excluded):  Tyco International (PA) Inc., Tyco (US) Holdings, Inc., TyCom (US) Holdings, Inc., TyCom Simplex Holdings Inc., Kendall Holding Corp. and TSSL Holding Corp.  The Parties agree that the U.S. Advance Payment Entities shall not make an election to waive a carryback under Code Section 172(b)(3) for the year in which any tax deduction arises with respect to the advance payment of Tax described above.

(138)       “U.S. Audit Management Party” means the Audit Management Party with respect to a Pre-Distribution U.S. Income Tax Audit.

Section 1.2             References; Interpretation.

(a)           Terms not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles,

Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

(b)           The Parties agree that this Agreement is intended solely to determine the cash tax obligations of the Parties and does not address the manner or method of tax accounting for any item.

Section 1.3             Effective Time.

(a)           The Parties acknowledge that the Plan of Separation contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distributions that must be completed prior to the Effective Time in order to align and properly capitalize the Healthcare Business, the Electronics Business, and the Tyco Retained Business, including the assignment of TUSHI and all of its Tax liabilities to the Electronics Business.

(b)           Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1             Responsibility of Parties to Prepare and File Pre-Distribution Income Tax Returns.

(a)           General.  To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.1(a) sets forth the Parties (each, a “Preparing Party”) that are responsible for preparing or causing to be prepared all Pre-Distribution Income Tax Returns.  Unless otherwise provided in this Agreement, the Preparing Party is responsible for the costs and expenses associated with such preparation.  The Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Income Tax Return under applicable Law shall file or cause to be filed such Pre-Distribution Income Tax Return with the applicable Taxing Authority.  Pre-Distribution Income Tax Returns shall be prepared and filed in a manner (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (iii) that minimizes the overall amount of Taxes due and payable on Pre-Distribution Income Tax Returns of all of the Parties by cooperating in making such elections or applications for group or other reliefs or allowances available in the taxing jurisdiction in which the Income Tax Returns are filed.  No Parties shall take any actions inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Income Tax on or prior to the Distribution Date, including the applicable filing assumptions listed in Schedule 2.1(a).  Payments between a Party or any of its Affiliates and another Party or any of its Affiliates for reasonable preparation costs and expenses shall be treated as amounts deductible by the paying Party and its Affiliates pursuant to Section 162 of the Code, and none of the Parties or any of their Affiliates shall take any position inconsistent with such treatment, except to the extent a Final Determination with respect to the paying entity causes such payment to not be so treated (in which case the payment shall be treated in accordance with such Final Determination).

(b)           Tax Package.  To the extent not previously provided, each Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Pre-Distribution Income Tax Return includes items of that Party or its Affiliates, prepare and provide or cause to be prepared and provided to the Preparing Party (and make available or cause to be made available to the other Party) a Tax Package relating to that Pre-Distribution Income Tax Return.  Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates.  In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), the Preparing Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Pre-Distribution Income Tax Return.

(c)           Procedures Relating to the Preparation and Filing of Pre-Distribution Income Tax Returns.

(i)            In the case of Pre-Distribution Income Tax Returns, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to ten (10) days for state or local Pre-Distribution Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to each of the other Parties.  The other Parties shall have access to any and all data and information necessary for the preparation of all such Pre-Distribution Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns.  Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Pre-Distribution Income Tax Returns (reduced to five (5) days for state or local Pre-Distribution Income Tax Returns), each Party shall have a right to object to such Pre-Distribution Income Tax Return (or items with respect thereto) by written notice to the other Parties; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii)           With respect to a Pre-Distribution Income Tax Return submitted by the Preparing Party to the other Parties pursuant to Section 2.1(c)(i), if the other Parties do not object by proper written notice within the time period described, such Pre-Distribution Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1(c)(ii).  If a Party does object by proper written notice within such applicable time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (reduced to two (2) days for state or local Pre-Distribution Income Tax Returns) prior to the Due Date for such Pre-

Distribution Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii)          In the event that a Pre-Distribution Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.1(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII.  In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Pre-Distribution Income Tax Return is inconsistent with such Pre-Distribution Income Tax Return as filed, the Preparing Party (with cooperation from the other Parties) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items).  In the event that the amount of Taxes shown to be due and owing on a Pre-Distribution Income Tax Return is adjusted as a result of a resolution pursuant to Article XIII, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(iv)          Notwithstanding anything to the contrary in this Section 2.1, in the case of any Income Tax Return for estimated Taxes (“Estimated Tax Return”) for a Pre-Distribution Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of such Estimated Tax Return (together with all related work papers) to each of the other Parties.  The other Parties shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns.  Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Parties (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.1(c)(ii) and Section 2.1(c)(iii) shall apply to such Estimated Tax Return.

Section 2.2             Responsibility of Parties to Prepare and File Straddle Income Tax Returns.

(a)           General.  Subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.2(a) sets forth the Preparing Party that is responsible for preparing or causing to be prepared all Straddle Income Tax Returns.  Unless otherwise provided in this Agreement, the Preparing Party is responsible for the costs and expenses associated with such preparation.  The Party responsible, or whose Affiliate is responsible, for filing a Straddle Income Tax Return under applicable Law shall file or cause to be filed such Straddle Income Tax Return with the applicable Taxing Authority.  All Straddle Income Tax Returns shall be prepared and filed in a manner (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (iii) that minimizes the overall amount of Taxes due and payable on Straddle Income Tax Returns of all of the Parties by cooperating in making such elections or applications for group or other reliefs or allowances available in the taxing jurisdiction in which the Income Tax Returns are filed.  No Parties shall take any actions inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Income Tax on or prior to the Distribution Date, including the applicable filing assumptions listed in Schedule 2.2(a).  Payments between a Party or any of its Affiliates and another Party or any of its Affiliates for reasonable preparation costs and expenses shall be treated as amounts deductible by the paying Party and its Affiliates pursuant to Section 162 of the Code, and none of the Parties or any of their Affiliates shall take any position inconsistent with such treatment, except to the extent a Final Determination with respect to the paying entity causes such payment to not be so treated (in which case the payment shall be treated in accordance with such Final Determination).

(b)           Tax Package.  Each Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Straddle Income Tax Return includes items of that Party or its Affiliates, prepare and provide or cause to be prepared and provided to the Preparing Party (and make available or cause to be made available to the other Party) a Tax Package relating to that Straddle Income Tax Return.  Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates.  In the event a Party does not fulfill its obligations pursuant to this Section 2.2(b), the Preparing Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Straddle Income Tax Return.

(c)           Procedures Relating to the Preparation and Filing of Straddle Income Tax Returns.

(i)            In the case of Straddle Income Tax Returns, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to ten (10) days for state or local Straddle Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to each of the other Parties.  The other Parties shall have access to any and all data and information necessary for the preparation of all such Straddle Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns.  Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Straddle Income Tax Returns (reduced to five (5) days for state or local Straddle Income Tax Returns), each Party shall have a right to object to such Straddle Income Tax Return (or items with respect thereto) by written notice to the other Parties; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii)           With respect to a Straddle Income Tax Return submitted by the Preparing Party to the other Parties pursuant to Section 2.2(c)(i), if the other Parties do not object by proper written notice within the time period described, such Straddle Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(c)(ii).  If a Party does object by proper written notice within such applicable time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (reduced to two (2) days for state or local Straddle Income Tax Returns) prior to the Due Date for such Straddle Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii)          In the event that a Straddle Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.2(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII.  In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Straddle Income Tax Return is inconsistent with such Straddle Income Tax Return as filed, the Preparing Party (with cooperation from the other Parties) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items).  In the event that the amount of Taxes shown to be due and owing on a Straddle Income Tax Return is adjusted as a result of a resolution pursuant to Article XIII, proper adjustment shall be made to the amounts previously paid or required to be paid by the Parties in accordance with Article III in a manner that reflects such resolution.

(iv)          Notwithstanding anything to the contrary in this Section 2.2, in the case of any Estimated Tax Returns for a Straddle Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of such Estimated Tax Return (together with all related work papers) to each of the other Parties.  The other Parties shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns.  Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Parties (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.2(c)(ii) and Section 2.2(c)(iii) shall apply to such Estimated Tax Return.

Section 2.3             Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns.  The Party or its Affiliate responsible under applicable Law for filing a Post-Distribution Income Tax Return or a Non-Income Tax Return shall prepare and file or cause to be prepared and filed that Tax Return (at that Party’s own cost and expense).

Section 2.4             Time of Filing Tax Returns; Manner of Tax Return Preparation.  Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.  Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties (or any of their Subsidiaries) in connection with the Plan of Separation.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1             Responsibility of Tyco for Taxes.  Except as otherwise provided in this Agreement, Tyco shall be liable for and shall pay or cause to be paid the following Taxes:

(a)           to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Tyco is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)           to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Tyco is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)           to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Tyco is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)           to Electronics, the Tyco Allocable Portion computed with respect to the Tyco-Electronics Shared Entities; and

(e)           to Healthcare, the Tyco Allocable Portion computed with respect to the Tyco-Healthcare Shared Entities.

Section 3.2             Responsibility of Electronics for Taxes.  Except as otherwise provided in this Agreement, Electronics shall be liable for and shall pay or cause to be paid the following Taxes:

(a)           to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)           to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)           to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)           to Healthcare, the Electronics Allocable Portion computed with respect to the Electronics-Healthcare Shared Entities; and

(e)           to Tyco, the Electronics Allocable Portion computed with respect to the Electronics-Tyco Shared Entities.

Section 3.3             Responsibility of Healthcare for Taxes.  Except as otherwise provided in this agreement, Healthcare shall be liable for and shall pay or cause to be paid the following Taxes:

(a)           to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)           to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)           to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)           to Electronics, the Healthcare Allocable Portion computed with respect to the Healthcare-Electronics Shared Entities; and

(e)           to Tyco, the Healthcare Allocable Portion computed with respect to the Healthcare-Tyco Shared Entities.

Section 3.4             Timing of Payments of Taxes.  All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes.  All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1             Refunds.

(a)           Each Party shall be entitled to Refunds that relate to Taxes for which it (or its Subsidiaries) is liable to an applicable Taxing Authority except as follows:  (i) any Refunds of Taxes, other than Refunds of overpayments of Taxes reflected on an originally filed Tax Return that does not include any of the U.S. Advance Payment Entities, that are related to or paid in respect of an Income Tax Return an Audit of which would constitute a Pre-Distribution U.S. Income Tax Audit or a Pre-Distribution Transfer Pricing Tax Audit, shall be shared by the Parties in accordance with their respective Sharing Percentages, including, for the avoidance of doubt, (x) any Refunds of the deposit of Taxes made prior to the Distribution Date with respect to Healthcare’s Subsidiary in Japan and (y) any Refunds received by the U.S. Advance Payment Entities; (ii) any Refunds of U.S. state and local Income Taxes that are attributable to overpayments of such Taxes made by Tyco International Management Company (or its predecessors) on its behalf or on behalf of Tyco International (US) Inc. on or before the Distribution Date, shall be paid to Tyco International Management Company; and (iii) any Refunds of Taxes paid to the Taxing Authority in Australia in respect to the issue pending before such Taxing Authority with regard to the Parties’ (or their Subsidiaries’) Tax treatment of certain dealer costs (the “AU Dealer Cost Issue”) shall be refunded to the Parties in proportion to the amount of such Taxes that were actually paid by each of the Parties (or its Subsidiaries) to such Taxing Authority.

(b)           Notwithstanding Section 4.1(a), to the extent a claim for a Refund is reasonably likely to result in a Correlative Detriment to one or more of the Parties, any such Refund that is received by one or more of the other Parties shall, and only to the extent thereof, be paid proportionately to the Parties that are reasonably likely to realize such Correlative Detriment.  A “Correlative Detriment” is an increase in a current year Tax payment obligation by a Party (or its Subsidiaries) or a reduction in a current year Tax benefit of a Party (or its Subsidiaries) that occurs as a direct result of the Tax position that is the basis for a Refund that is not otherwise shared by the Parties under Section 4.1(a).

(c)           Any Refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party (or its Subsidiaries) shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VIII.  To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

Section 4.2             Carrybacks.  Each of the Parties shall be permitted (but not required) to carryback (or to cause its Affiliate to carryback) a Tax Attribute realized in a Post-Distribution Tax Period or a Straddle Tax Period to a Pre-Distribution Tax Period or a Straddle Tax Period only if such carryback cannot result in one or more other Parties (or their Affiliates) being liable for additional Taxes.  If a carryback could result in one or more Parties (or their Affiliates) being liable for additional Taxes, such carryback shall be permitted only if all of such Parties consent to such carryback.  Notwithstanding anything to the contrary in this Agreement, any Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback, shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim; provided, however, if the carryback results in a Refund that is shared or allocated pursuant to Section 4.1(a) or (b), any Taxes arising from and attributable to an adjustment to the claim for such carryback shall be shared or allocated by the applicable Parties, as the case may be, in the same proportion that the Refund was shared by or allocated to each applicable Party.

Section 4.3             Amended Tax Returns.

(a)           Notwithstanding Sections 2.1 and 2.2, a Party (or its Subsidiary) that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Tax Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner (x) consistent with the past practice of the Parties (and their Affiliates) unless otherwise modified by a Final Determination or required by applicable Law; and (y) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (ii) if such amended Tax Return could result in one or more other Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article IX, such amended Tax Return shall be permitted only if the consent of such other Parties is obtained.  The consent of such other Parties shall not be withheld unreasonably and shall be deemed to be obtained in the event that a Party (or its Subsidiary) is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX.

(b)           A Party (or its Subsidiary) that is entitled to file an amended Tax Return for a Post-Distribution Tax Period, shall be permitted to do so without the consent of any Party.

(c)           A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return, shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

Section 4.4             Agreement from Party Administering and Controlling Audit.  Notwithstanding anything to the contrary in this Article IV, any carryback or amended Tax Return otherwise permitted pursuant to Sections 4.2 and 4.3, respectively, shall only be made with the consent of the Party that would be responsible under Article IX for administering and controlling any Audit that arises with respect to the Tax Return to which the carryback or the amended Tax Return relates, if different than the Party (or its Subsidiary) that is exercising its rights under Section 4.2 or Section 4.3.

ARTICLE V

DISTRIBUTION TAXES

Section 5.1             Liability for Distribution Taxes.  In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a)           No Fault.  If such Distribution Taxes are not attributable to the Fault of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall, if (i) certain and known to the Parties at the time of the Distributions, reside with the Party or Parties responsible for the payment of such Taxes under Article III, but only to the extent certain and known; and (ii) not described in (i) above, be shared by the Parties in accordance with their Sharing Percentages.

(b)           Fault.  If such Distribution Taxes are attributable to the Fault of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault.  If more than one Party is at Fault, the responsibility for the Distribution Taxes shall be allocated equally among all of the Parties at Fault.

Section 5.2             Payment for Use of Tax Attributes by Parties at Fault.  Notwithstanding Section 5.1, if a Party is at Fault within the meaning of Section 5.3, and such Fault would have resulted in Distribution Taxes becoming due and payable but for the use of the Tax Attributes of one or more other Parties (or their Subsidiaries), the Party at Fault shall pay to each such other Party the amount of Distribution Taxes that did not become due and payable as a result of the use of that other Party’s (or its Subsidiaries’) Tax Attributes.  Such payment shall be made by the Party using the Tax Attribute to the other Party in accordance with Article VIII.  For purposes of computing the amount of the payment under this Section 5.2 for the use of the other Party’s Tax Attributes, the Parties shall assume that the other Party (and each of its Subsidiaries) is subject to an effective tax rate of thirty-eight percent (38%).  If more than one Party is at Fault, the responsibility for the payment shall be allocated equally among all of the Parties at Fault.

Section 5.3             Definition of Fault.  For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault”) of a Party if such Distribution Taxes are directly attributable to, or result from:

(a)           any act, or failure or omission to act, by such Party or any of such Party’s Affiliates following the Distributions that results in one or more Parties (or any of their Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver in accordance with Section 5.4, or (ii) occurs during or after the Restricted Period, or

(b)           the direct or indirect acquisition of all or a portion of the stock of such Party or of any of the Section 355 Entities (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance of stock by such Party or any of its Affiliates.

Section 5.4             Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period.  During the Restricted Period, no Party shall:

(a)           enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to any of the Section 355 Entities;

(b)           merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Section 355 Entities or the ATOB Entities;

(c)           approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(d)           approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the ATOB Entities;

(e)           sell or otherwise dispose of more than 35 percent (35%) of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of any of the Section 355 Entities (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the date of the applicable Distribution or other transaction);

(f)            amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of such Party, any of the Section 355 Entities, or any of the Transferee Entities;

(g)           issue shares of a new class of nonvoting stock or approve or allow any of the Section 355 Entities or the Transferee Entities to issue shares of a new class of nonvoting stock;

(h)           purchase, directly or through any Affiliate, any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;

(i)            approve or allow payment of an extraordinary distribution by any of the Transferee Entities to any of the Transferor Entities, or a redemption of shares of any of the Transferee Entities held by any of the Transferor Entities (in the case of any of the Transferee Entities or the Transferor Entities, including any successor thereto);

(j)            approve or allow an extraordinary contribution to any of the Section 355 Entities (or any successor thereto) by its shareholder or shareholders (or any successor(s) thereto);

(k)           take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the IRS Ruling or in the Tax Representation Letters, or that is inconsistent with any rulings or opinions in the IRS Ruling or any Tax Opinion; or

(l)            take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 5.4) would be reasonably likely to jeopardize Tax-Free Status;

provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (l) if, prior to taking any such actions:  (1) such Requesting Party or Tyco shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (2) such Requesting Party shall have received an Unqualified Tax Opinion in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from each of the other Parties that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph.  The evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion.  The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the other Parties for all reasonable out-of-pocket costs and expenses that such Parties may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 5.5             Advance Disclosure of Non-Public Transactions.  In the event of a transaction contemplated by a Party that is described in Section 5.4(a) or Section 5.4(b) and that has not been disclosed to the general public, such Party shall make an advance disclosure of such transaction to the Chief Financial Officers of the other Parties as soon as practicable and prior to a favorable recommendation of such transaction to the Board of Directors of such Party.  The other Parties shall take all reasonable measures to protect against the public disclosure of such transaction.  Nothing in this Section 5.5 shall be construed to limit a Party’s rights or obligations set forth in Section 5.4.

Section 5.6             Qualified Tax Counsel Advance Conflict Waiver.  Unless prohibited by Law or the ethical rules applicable to attorneys, each of the Parties agrees to waive or to cause its Affiliates to waive in advance any conflicts that must be waived (determined by Qualified Tax Counsel in its sole discretion) to permit Qualified Tax Counsel to issue any Unqualified Tax Opinions to be obtained by a Party pursuant to this Article V.

Section 5.7             IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency.  Each Party represents that the information and representations furnished by it in or with respect to the IRS Ruling, the Tax Representation Letters, or the Tax Opinions are accurate and complete as of the Effective Time.  Each Party covenants (1) to use its best efforts, and to cause its Affiliates to use their best efforts, to verify that such information and representations are accurate and complete as of the Effective Time; and (2) if, after the Effective Time, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Parties.  The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions.

Section 5.8             Timing of Payment of Taxes.  All Distribution Taxes required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the Due Date of such Distribution Taxes.  All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article V shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

ARTICLE VI

EMPLOYEE BENEFIT MATTERS

Section 6.1             Deferred Compensation Deductions.

(a)           Entitlement to Deductions.  Any Deferred Compensation Deduction arising after the Distribution Date shall be claimed solely by the Party (or the appropriate Affiliate of that Party) that employs the individual with respect to whom such Deferred Compensation Deduction arises at the time that it arises or, if such individual is not then employed by any Party or a Party’s Affiliate, by Tyco or its appropriate Affiliate if the individual is a Former Tyco Employee, by Healthcare or its appropriate Affiliate if the individual is a Former Healthcare Employee, or by Electronics or its appropriate Affiliate if the individual is a

Former Electronics Employee.  If, as a result of a Final Determination, a Deferred Compensation Deduction is disallowed in whole or in part to the Party (the “Employing Party”) or its Affiliate claiming such Deferred Compensation Deduction pursuant to the preceding sentence, then any other Party (“Claiming Party”) or its Affiliates shall at the request of the Employing Party make a claim for all such deductions (“Claimed Deductions”); provided, however, that the Employing Party has delivered to the Claiming Party (i) an opinion of counsel in a form satisfactory to the Claiming Party that confirms that the Claimed Deductions should be sustained based on the Final Determination, and (ii) an acknowledgement that the Employing Party will reimburse the Claiming Party for all reasonable expenses incurred by the Claiming Party or any of its Affiliates as a result of claiming the Claimed Deductions.  Upon a subsequent Final Determination in favor of the Claiming Party or one or more of its Affiliates for the Claimed Deductions, the Claiming Party shall pay to the Employing Party any Tax Benefit Actually Realized by the Claiming Party or its Affiliates in the taxable year that the Claiming Party or one or more of its Affiliates asserts its claim to the Claimed Deductions.

(b)           Withholding and Reporting.  The Employing Party that claims (or any Affiliate of which claims) the Deferred Compensation Deduction described in Section 6.1(a) shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect to the deferred compensation that gives rise to the Deferred Compensation Deduction.  The Parties to this Agreement shall reasonably cooperate (and shall cause their Affiliates to cooperate) so as to permit the Employing Party or its Affiliates claiming such Deferred Compensation Deduction to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Employing Party or one or more of its Affiliates as the withholding and reporting agent if the Employing Party or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Law.

ARTICLE VII

INDEMNIFICATION

Section 7.1             Indemnification Obligations of Tyco.  Tyco shall indemnify Healthcare and Electronics and hold them harmless from and against (without duplication):

(a)           all Taxes and other amounts for which the Tyco Group is responsible under this Agreement; and

(b)           all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of Tyco under this Agreement.

Section 7.2             Indemnification Obligations of Healthcare.  Healthcare shall indemnify Tyco and Electronics and hold them harmless from and against (without duplication):

(a)           all Taxes and other amounts for which the Healthcare Group is responsible under this Agreement; and

(b)           all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of Healthcare under this Agreement.

Section 7.3             Indemnification Obligations of Electronics.  Electronics shall indemnify Tyco and Healthcare and hold them harmless from and against (without duplication):

(a)           all Taxes and other amounts for which the Electronics Group is responsible under this Agreement; and

(b)           all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Electronics under this Agreement.

ARTICLE VIII

PAYMENTS

Section 8.1             Payments

(a)           General.  Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement:

(i)            Aggregate Payments of Less than $10 Million.  If such payments are in the aggregate less than $10 million during the calendar quarter, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 14.3 during the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within ten (10) Business Days after the end of the calendar quarter in which written notice of such payment is delivered to the Indemnifying Party (or, if later, within thirty (30) Business Days of such delivery).

(ii)           Payments Equal to or Greater than $10 Million.  If such payments are individually or in the aggregate equal to or greater than $10 million, the Indemnified Party shall deliver written notice of the payment to the Indemnifying Party in accordance with Section 14.3 at least ten (10) Business Days in advance of the date or dates on which the obligations giving rise to the indemnification payment must be satisfied (in the case of aggregate payments in excess of $10 million, the earliest date that any such payment must be satisfied), and the Indemnifying Party shall be required to make payment to the Indemnified Party no later than  five (5) Business Days after receipt of such notice.  The Indemnified Party shall, within one (1) Business Day after the date on which the obligation giving rise to the indemnification payment is satisfied, pay interest to the Indemnifying Party that accrues (at a rate equal to one (1) week LIBOR minus 25 basis points) on the amount of such payment from the date of receipt of such payment by the Indemnified Party until the date on which the obligation is satisfied.

(b)           Procedural Matters.  The written notice delivered to the Indemnifying Party in accordance with Section 14.3 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing).  All payments required to be made by one Party to another Party pursuant to this Section 8.1 shall be made by electronic, same day wire transfer.  Payments shall be deemed made when received.  If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 8.1, such Indemnifying Party shall not be considered to be in breach of its covenants and obligations established in this Section 8.1 unless and until such failure exists on the date on which the obligation giving rise to the indemnification payment must be satisfied; provided, however, that the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate plus 200 basis points) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses, including any breakage costs, incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

(c)           Right of Setoff.  It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 8.2             Treatment of Payments made Pursuant to Tax Sharing Agreement.  Unless otherwise required by a Final Determination or this Agreement, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by:

(a)           a Spinco Party to Tyco shall be treated for all Tax purposes as a distribution by such Spinco Party to Tyco with respect to stock of the Spinco Party under Section 301 of the Code occurring after the Spinco Party is directly owned by Tyco and immediately before the applicable Distribution;

(b)           Tyco to either of the Spinco Parties shall be treated for all Tax purposes as a tax-free contribution by Tyco to the appropriate Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by Tyco and immediately before the applicable Distribution;

(c)           a Spinco Party to another Spinco Party shall be treated for all Tax purposes as a distribution by the first Spinco Party to Tyco with respect to stock of that Spinco Party under Section 301 of the Code occurring after the Spinco Party is directly owned by Tyco and immediately before the applicable Distribution followed by a tax-free contribution by Tyco to the recipient Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by Tyco and immediately before the applicable Distribution; and

in each case, none of the Parties shall take any position inconsistent with such treatment.  In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

Section 8.3             Treatment of Payments made Pursuant to Separation and Distribution Agreement.  Unless otherwise required by a Final Determination or this Article VIII, for U.S. federal Income Tax purposes, payments made pursuant to the Separation and Distribution Agreement shall be treated in accordance with the principles set forth in Section 8.2.  Payments made by a Party for costs and expenses relating to Assumed Tyco Contingent Liabilities or otherwise pursuant to the Separation and Distribution Agreement and for Specified Shared Expenses shall be treated as amounts deductible by such Party pursuant to Section 162 of the Code, and none of the Parties shall take any position inconsistent with such treatment, except to the extent that there is a Final Determination with respect to the paying Party that such payment is not deductible.  In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to the Separation and Distribution Agreement should be other than as set forth in this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

Section 8.4             Payments Net of Tax Benefit Actually Realized.  All amounts required to be paid by one Party to another pursuant to this Agreement or the Separation and Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Subsidiaries in the taxable year the payment is made or any prior taxable year.

ARTICLE IX

AUDITS

Section 9.1             Notice.  Within fifteen (15) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority (reduced to five (5) Business Days for written notices received from a state or local Taxing Authority) of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties via overnight mail.  The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 9.2             Pre-Distribution Audits.

(a)           Determination of Administering Party.  Subject to Sections 9.2(b), 9.2(c), and 9.2(d):

(i)            Tyco and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits, all Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits, and all Pre-Distribution TME Payroll Tax Audits.

(ii)           Tyco and its Subsidiaries shall administer and control all Pre-Distribution Transfer Pricing Tax Audits if such Audits include a Subsidiary of any Party that is subject to U.S. Income Tax or involve a Taxing Authority in the U.S.; provided, further, that all other Pre-Distribution Transfer Pricing Tax Audits shall be administered and controlled by the

Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(iii)          Pre-Distribution Non-Income or Non-U.S. Tax Audits shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(b)           Administration and Control; Cooperation.  Subject to Section 9.2(c) and to a Change of Control or a Bankruptcy of the Audit Management Party as provided below, the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit, including the selection of all external advisors.  In that regard, the Audit Management Party (i) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (ii) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause one or more other Parties to become responsible for Taxes under Section 9.3, notify the Audit Representatives of such other Parties of such settlement.  The other Parties shall (and shall cause their Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control.  The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with each other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit.  Notwithstanding anything to the contrary in this Section 9.2(b), after a Change of Control or a Bankruptcy of the Audit Management Party, the Audit Management Party shall not, prior to the resolution of the vote permitted under Section 9.2(d)(ii) as a result of such Change of Control or Bankruptcy (including the failure of any Party to submit an Administration Vote Notice with respect to such Change of Control), choose to litigate any issue with respect to an Audit or make any decision to change the forum or jurisdiction with respect to which an issue arising under an Audit is being litigated, without the prior written consent of all of the Parties.

(c)           Participation Rights of Parties and Information Sharing with respect to Audits.

(i)            Each Party that would be responsible under Section 9.3 for Taxes resulting from an Audit (other than the Audit Management Party) (a “Participating Party”) shall have limited participation rights as set forth in this Section 9.2(c) with respect to such Audit.  Promptly after the Distributions, the Audit Management Party shall arrange for a meeting or conference call that includes all of the Participating Parties to discuss the status of all ongoing Audits.  In addition, promptly after notification of an Audit pursuant to Section 9.1, the Audit Management Party shall arrange for a meeting or conference call that includes all of the Participating Parties to plan for the management of such Audit.  Thereafter, the Parties shall arrange for a meeting (in the case of meetings with the Boca Raton Audit Team, such meetings shall take place in Boca Raton, FL) or conference call to be held on a monthly basis (or on such other basis as the Parties may agree) in order to facilitate regular communication on the status of the Audits.  These meetings shall be scheduled at the beginning of each fiscal year and shall not be rescheduled without the consent of all of the Parties.  The Parties may determine from time to time to have a separate special meeting to discuss a significant Audit issue.  Each Participating Party shall identify any personnel and external advisors who are participating in each of the meetings described above, and shall provide a list of the names of such persons to the Audit Management Party in advance of such meeting.

(ii)           Upon the reasonable request of a Participating Party, the Audit Management Party shall make available relevant personnel (including, as applicable, the Boca Raton Audit Team) and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits.  As provided in Section 5.3 of the Separation and Distribution Agreement, the independent auditors of the Participating Parties shall have reasonable access to Audit-related information and personnel.  The Participating Parties shall provide the Audit Management Party with reasonable notice of such requested meetings or information.

(iii)          Except as provided herein, the Participating Parties shall have no access to the external advisors retained by the Audit Management Party to advise it and its Subsidiaries on matters pertaining to an Audit (“Audit External Advisor”) except to the extent that the Audit Management Party reasonably determines that the attendance of an Audit External Advisor at a meeting described in (i) or (ii) above is appropriate.  In the event that any such meeting is attended by an Audit External Advisor, all of the Parties shall have the right to participate in such meeting by telephone or in person.  The Audit Management Party shall provide the other Parties with notice (including the time and location) of such meeting at least twenty-four (24) hours in advance thereof.  Any Participating Party may request a meeting with an Audit External Advisor on matters that are unrelated to the Audit; provided; however, that if the matter involves evaluating Audit related issues, the requesting Participating Party must give all of the other Parties at least twenty-four (24) hours notice prior to such meeting so that such Parties can elect to participate (failure to respond to the Participating Party’s notice prior to the meeting shall constitute an election to decline participation).  No Party shall request an opinion on an Audit related issue from an Audit External Advisor unless the Audit Management Party affirmatively declines to obtain such opinion.

(iv)          Each Participating Party shall have access to any written documentation in the possession of the Audit Management Party that pertains to the Audit (including any written summaries of issues that the Audit Management Party has developed in the context of evaluating the financial reporting of the Audit) and the Audit Management Party shall make such information available in Boca Raton, FL in the offices of the U.S. Audit Management Party; provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to the joint defense of the Audit.  Such access shall be provided at such times and in such manner as the Parties agree, but no less frequently than monthly.  Copies of the documentation will be made available to the Participating Parties at their sole cost and expense.  The Audit Management Party shall undertake to use reasonable efforts to include within the written documentation described above information that is transmitted through electronic means, such as through internet e-mail.  Subject to the exceptions listed on Schedule 9.2(c)(iv), the Audit Management Party shall maintain an internet-based or other electronic document repository system (which shall be Exam

Manager unless the Audit Management Party chooses another system in its sole discretion) for written documentation related to the Audit, and each of the Participating Parties shall be granted, if so requested, “read only” access to such repository system at such requesting Party’s own cost and expense.  Such system shall be managed and controlled by the Audit Management Party and all decisions with respect to the system (including but not limited to the documents to be posted to such system) shall be made by the Audit Management Party in its sole discretion; provided, however, that the U.S. Audit Management Party shall at a minimum post documents that relate to Audits of Tyco’s, Electronic’s and Healthcare’s Subsidiaries arising with respect to U.S. federal Income Taxes in a manner that is consistent with the U.S. Audit Management Party’s document posting practices with respect to such Audits immediately prior to the Distribution Date.  An illustrative, but not exclusive, list of the documents and other information to be made available by the Audit Management Party to the Participating Parties is set forth in Schedule 9.2(c)(iv).

(v)           The Participating Parties are encouraged to provide consultation to the Audit Management Party in regards to Audit strategy and shall, upon request of the Audit Management Party, provide such consultation.  The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party.  The Audit Management Party shall in good faith consider all advice and other input received from the Participating Parties in connection with their consultations with respect to an Audit.  However, the Audit Management Party shall retain the sole authority to make all Audit decisions.  In that regard, the Participating Parties and their separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i) or (ii) above (unless such a meeting is attended by the personnel of a Participating Party, in which case that Participating Party may attend the meeting but may not actively participate), respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit.

(d)           Change in Audit Management Party.

(i)            Upon (a) the second anniversary following the Effective Time and annually on each anniversary date thereafter; (b) the expiration of the three (3) month period following a Change of Control of the Audit Management Party; or (c) the expiration of the three (3) month period following a Bankruptcy of the Audit Management Party (each of (a), (b), and (c), a “Tax Management Change Event”), a Party’s Audit Representative may call for a vote to decide whether the current Audit Management Party should be replaced by another Party by providing written notice of such vote to the other Parties thirty (30) days prior to such Tax Management Change Event (“Administration Vote Notice”).

(ii)           Within fifteen (15) days after the other Parties’ receipt of an Administration Vote Notice, the Parties’ Audit Representatives shall meet together (either in person, telephonically or by other electronic means) and discuss any information that is deemed to be relevant to the Parties’ vote.  Thirty (30) days after the other Parties’ receipt of an Administration Vote Notice, the Board of Directors of each of the Parties shall submit to the other Parties a written vote identifying the one Party that it casts its vote for to be appointed the Audit Management Party.

(iii)          In the case of a vote under (ii) above, if a Party other than the current Audit Management Party receives a majority in number of the votes of the Parties, that Party (the “Elected Party”) and its Subsidiaries shall be appointed the new Audit Management Party upon delivery of written acceptance of the appointment to each other Party within five (5) days after the vote (“Acceptance Notice”).  If the Elected Party delivers the Acceptance Notice, then the Elected Party shall immediately have and assume all of the rights and obligations of the Audit Management Party under this Agreement.  Except as provided in Section 9.2(d)(iv), upon delivery of the Acceptance Notice, the Replaced Audit Management Party shall have no further rights or obligations as the Audit Management Party (other than for any expense or cost reimbursements incurred prior to its replacement).  If (a) the current Audit Management Party receives a majority in number of votes, (b) no Party receives a majority of the votes cast, or (c) the Elected Party fails to deliver the Acceptance Notice, then the Audit Management Party shall remain the Party then appointed.

(iv)          If as a result of a vote under (ii) above, there is a replacement of the then appointed Audit Management Party (the “Replaced Audit Management Party”), the Replaced Audit Management Party shall use its reasonable best efforts to transition to the new Audit Management Party the administration and control of the ongoing Audits that the Replaced Audit Management Party was prior to its replacement responsible for administering and controlling pursuant to Section 9.2(a).

(v)           Each Party has the exclusive right to replace its respective Audit Representative provided that such Audit Representative must be an employee of such Party or any of its Affiliate, and in the event of such replacement, the applicable Party shall provide written notice of such replacement to the other Parties.

(e)           Sharing of Internal and External Costs and Expenses related to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits, Pre-Distribution TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits.

(i)            External Costs and Expenses.  All external costs and expenses (including all costs and expenses of calculating Taxes and other amounts payable hereunder) that are incurred by the Audit Management Party with respect to a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit, a Pre-Distribution TME Payroll Tax Audit, or a Pre-Distribution Transfer Pricing Tax Audit (including any costs and expenses incurred as a result of any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states) shall be shared on an equal one-third (1/3) basis by each of the Parties.  The Audit Management Party shall provide to the other Parties at the end of each calendar quarter an invoice for each other Party’s share of the external costs (along with supporting invoices received from the external service providers), and each other Party shall remit, within sixty (60) days after receipt of the invoice, payment of their share of the external costs to the Audit Management Party.

(ii)           Internal Costs and Expenses.  The U.S. Audit Management Party shall estimate the internal costs and expenses that it expects will be incurred by the Boca Raton Audit Team (based on consistent past practices) during the period that starts on the Distribution Date and ends on the last day of the 2012 fiscal year and shall provide such estimate on Schedule 9.2(e)(ii).

Each of the other Parties shall pay (or shall cause its Subsidiaries to pay) the U.S. Audit Management Party, within sixty (60) days after the beginning of each fiscal year through 2012, and in the case of the fourth fiscal quarter of 2007, within sixty (60) days after the commencement of such quarter, a fixed fee equal to one-third (1/3) of the internal costs and expenses shown in the estimate provided by the U.S. Audit Management Party on Schedule 9.2(e)(ii), for such fiscal year or quarter, as applicable.  Prior to the end of fiscal year 2012, the Parties shall renegotiate this fee for succeeding periods.  No adjustment shall be made for any difference between the internal costs and expenses estimated by the U.S. Audit Management Party and the amount of such costs and expenses that are actually incurred by the U.S. Audit Management Party.  The other Parties acknowledge that they may incur internal costs and expenses related to an Audit that are not reimbursed pursuant to this Agreement and that the only internal costs and expenses that are subject to sharing and reimbursement are the internal costs and expenses incurred by the U.S. Audit Management Party as provided in Schedule 9.2(e)(ii).

(f)            Treatment of Costs and Expenses related to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits, Pre-Distribution TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits.  Payments borne by the Parties or any of their Subsidiaries for costs and expenses relating to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits, Pre-Distribution TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits shall be treated as amounts deductible by the paying Party (or its Subsidiary) pursuant to Section 162 of the Code, and none of the Parties or any of their Subsidiaries shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to the paying Party or its Subsidiary causes any such payment to not be so treated.

(g)           Geographical Movement of Audit.  Notwithstanding anything to the contrary in this Section 9.2, (i) the Audit Management Party shall not move the administration and control of a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit, or a Pre-Distribution TME Payroll Tax Audit from Boca Raton, FL without the prior consent of the other Parties; and (ii) all Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits, Pre-Distribution TME Payroll Tax Audits, must be administered and controlled in the same location.  A vote to move the administration and control of a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit, or a Pre-Distribution TME Payroll Tax Audit from Boca Raton, FL shall be made at the time and in the manner specified in Section 9.2(d).  In the event of a change in the U.S. Audit Management Party, the employees of the Boca Raton Audit Team shall have the rights set forth in Schedule 9.2(g).

(h)           Power of Attorney/Officer Signature.  Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement.  Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney, substantially in the form attached hereto as Schedule 9.2(h-1), and such other documents as are reasonably requested from time to time by the Audit Management Party (or its designee).  Such other documents include, but are not limited to, documents signed by an authorized corporate officer of a Party (or a Subsidiary of a Party), where the Audit Management Party determines that a power of attorney is insufficient (in which case such signed documents shall not be withheld) to allow the Audit Management Party to make the necessary or appropriate filings or to take steps necessary or appropriate to the Audit Management Party’s defense, prosecution, or settlement of an Audit under this Agreement; provided, however, that (i) such power of attorney or such other documents shall not expand the rights or powers of such Audit Management Party beyond those provided by this Agreement; (ii) activities conducted under a power of attorney or such other documents are limited to the activities authorized by that power of attorney or such other documents; (iii) a power of attorney or such other documents delivered by a Party to the Audit Management Party can be revoked only with the approval of the Audit Committee of the Board of Directors of the Party to which the power of attorney or such other documents relates; and (iv) a revocation of a power of attorney or such other documents by a Party’s Audit Committee also effects the immediate revocation of all powers of attorney or such other documents granted under, or derived from, the authority of the power of attorney that is revoked by that Party’s Audit Committee.  Examples of activities for which the signature of a Party’s authorized representative could be required are set forth on Schedule 9.2(h-2).

(i)            Adjustments Resulting from Redo Project.  Notwithstanding anything to the contrary herein, the Parties agree that (i) the Audit Management Party shall be authorized to submit to the IRS any and all adjustments to Income Tax Returns resulting from the Redo Project; (ii) any and all adjustments to Income Tax Returns resulting from the Redo Project shall be treated as an adjustment of Taxes arising in connection with a Final Determination with respect to a Pre-Distribution U.S. Income Tax Audit, or as a Refund of Taxes reported on an Income Tax Return that is the subject of a Pre-Distribution U.S. Income Tax Audit, as the case may be; and (iii) the Parties shall share any such adjustment to an Income Tax Return or Refund of Taxes in accordance with their Sharing Percentages pursuant to Sections 9.3(a) and 4.1(a), as applicable.

Section 9.3             Payment of Audit Amounts.

(a)           Pre-Distribution U.S. Income Tax Audits.  Subject to Schedule 9.3(a), in connection with any Final Determination with respect to a Pre-Distribution U.S. Income Tax Audit:

(i)            Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Healthcare, or Electronics (as the case may be) an amount equal to the Tyco Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Healthcare (as the case may be) an amount equal to the Electronics Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Electronics (as the case may be) an amount equal to the Healthcare Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(b)           Pre-Distribution Transfer Pricing Tax Audits.  In connection with any Final Determination with respect to a Pre-Distribution Transfer Pricing Tax Audit:

(i)            Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Healthcare, or Electronics (as the case may be) an amount equal to the Tyco Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Healthcare (as the case may be) an amount equal to the Electronics Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Electronics (as the case may be) an amount equal to the Healthcare Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(c)           Pre-Distribution Non-Income or Non-U.S. Tax Audits.  In connection with any Final Determination with respect to a Pre-Distribution Non-Income or Non-U.S. Tax Audit:

(i)            Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Healthcare, or Electronics (as the case may be) the Tyco Allocable Audit Portion due and payable as a result of such Final Determination.

(ii)           Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Healthcare (as the case may be) the Electronics Allocable Audit Portion due and payable as a result of such Final Determination.

(iii)          Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Electronics (as the case may be) the Healthcare Allocable Audit Portion due and payable as a result of such Final Determination.

(d)           Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audits.  In connection with any Final Determination with respect to a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit:

(i)            Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Healthcare, or Electronics (as the case may be) an amount equal to the Tyco Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Healthcare (as the case may be) an amount equal to the Electronics Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Electronics (as the case may be) an amount equal to the Healthcare Sharing Percentage of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(e)           Pre-Distribution TME Payroll Tax Audits.  In connection with any Final Determination with respect to a Pre-Distribution TME Payroll Tax Audit:

(i)            Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Healthcare, or Electronics (as the case may be) eighty-three percent (83%) of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Healthcare (as the case may be) ten percent (10%) of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco, or Electronics (as the case may be) seven percent (7%) of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(f)            Adjustments to Refunds.  Notwithstanding Section 9.3(a), (b), (c), (d), or (e), if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by one or more Parties (or their Affiliates) in accordance with Section 4.1, such Parties shall share any Taxes that become due and payable as a result of such adjustment in the same manner and proportion that the Parties shared the Refund.

(g)           Payment Procedures.  In connection with any Audit that results in an amount to be paid pursuant to Section 9.3(a), (b), (c), (d), or (e), the Audit Management Party shall, within thirty (30) Business Days following a final resolution of such Audit, submit in writing to the other Parties a preliminary determination (calculated and explained in detail reasonably sufficient to enable the Parties to fully understand the basis for such determination and to permit such Parties and their Affiliates to satisfy their financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), (b), (c), (d), (e), or (f), as applicable.  Each of the Parties and its Affiliates shall have access to all data and information necessary to calculate such amounts and the Parties and their Affiliates shall cooperate fully in the determination of such amounts.  Within twenty (20) Business Days following the receipt by a Party of the information described in this Section 9.3(g), such Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the other Parties; such written notice shall contain such disputed item or items and the basis for its objection.  If no Party objects by proper written notice to the other Parties within the time period described in this Section 9.3(g), the calculation of the amounts due and owing from each Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.3(g).  If any Party objects by proper written notice to the other Parties within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable in accordance with Article XIII.  The Party or its Affiliate responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination shall make such payments to such Taxing Authority prior to the due date for such payments.  The other Parties shall reimburse the paying Party in accordance with Article VIII for the portion of such payments for which such other Parties are liable pursuant to this Section 9.3.  The time periods specified above for submitting a preliminary determination and objecting may be shortened to a time period determined by a Majority of the Parties if these Parties ascertain that such shortened time period is necessary to meet the Audit obligations of the Parties and their Affiliates.

(h)           Advance Payment of Taxes.  In the event that the Audit Management Party decides to contest the position of a Taxing Authority taken with respect to a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan Tax Audit, a Pre-Distribution TME Payroll Tax Audit, or a Pre-Distribution Transfer Pricing Tax Audit in a forum or jurisdiction that requires the prepayment or deposit of the Taxes (or security for the Taxes) in order to contest the Taxes determined by the Taxing Authority to be due and payable, each of the other Parties must pay to the Audit Management Party its portion of such prepayment or deposit determined in accordance with this Section 9.3, and the Audit Management Party shall promptly remit such payments to the applicable Taxing Authority in accordance with such Taxing Authority’s Tax prepayment or deposit procedures, as applicable; provided, however, if any Party’s portion of such prepayment or deposit exceeds $500 million, the Parties shall only be obligated to pay their portions of such prepayment or deposit if a Majority of the Parties votes in favor of the Audit Management Party’s decision as to choice of forum or jurisdiction.  Each of the Parties shall deliver its written vote to the Audit Management Party within ten (10) days of its receipt of written notice of the Audit Management Party’s decision as to choice of forum or jurisdiction and the amount of the required prepayment or deposit.  A recoupment of all or a portion of a prepayment or deposit of Taxes resulting from a Final Determination shall be paid to the Party or Parties that contributed to such prepayment or deposit, in proportion to such contributions.  No Party shall be liable to any other Party in the event that a Final Determination does not allow for the recovery of all or a portion of a prepayment or deposit.

Section 9.4             Correlative Adjustments.  If pursuant to a Final Determination there is a Correlative Adjustment attributable to a Pre-Distribution Non-Income or Non-U.S. Tax Audit that causes a Party or its Affiliate to become entitled to a tax benefit, such Party shall pay the amount of the Tax Benefit Actually Realized in respect to the taxable years included in the Final Determination to the Party that experiences (or whose Affiliate experiences) a tax detriment as a result of such Correlative Adjustment.

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

Section 10.1           Cooperation and Exchange of Information.  The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement.  Such cooperation shall include, without limitation:

(a)           the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b)           the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);

(c)           the use of the Party’s reasonable best efforts to obtain any documentation and provide additional facts, insights or views as requested by another Party that may be necessary or reasonably helpful in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d)           the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.  Except for costs and expenses otherwise allocated among the Parties pursuant to this Agreement, including costs incurred under Article II and Article IX, and except for copying costs, which shall be shared equally by the Parties, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.

Section 10.2           Retention of Records.  Subject to Section 10.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation (including, without limitation, documentation that is being retained pursuant to IRS guidelines, such as Revenue Procedure 98-25 and Revenue Procedure 97-22) relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action.  The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) day period.

ARTICLE XI

ALLOCATION OF TAX ATTRIBUTES, DUAL CONSOLIDATED LOSSES AND OTHER TAX MATTERS

Section 11.1           Allocation of Tax Attributes.  Each Party shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (d) reasonably determined by the Party to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Tax Periods ending on the Distribution Date.  Each Party agrees to provide the other Parties with all of the information supporting the Tax Attribute determinations made by that Party pursuant to this Section 11.1.  Notwithstanding the above, the Tax Attributes listed on Schedule 11.1 shall be allocated among the Parties in the manner specified thereon.

Section 11.2           Dual Consolidated Losses.  The Parties agree to (and if necessary shall cause their Subsidiaries to) use their reasonable efforts to enter into a closing agreement with the IRS as described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) with respect to any “dual consolidated loss” (within the meaning of Section 1503(d) of the Code and Treasury Regulations Section 1.1503-2(c)(5)) that one or more of the Parties (or their Subsidiaries) is reasonably likely to be required to include in income as a result of the Plan of Separation.  If any dual consolidated loss that was incurred prior to the Effective Time is required to be included in the income of any Party (or its Subsidiaries) because the Parties were not able to obtain a closing agreement, the Parties shall share all Taxes that become due and payable for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date in accordance with their Sharing Percentages.

Section 11.3           Payment for Use of Certain Tax Attributes.  If Healthcare utilizes any Tax Attribute described in Schedule 11.3 during a Tax year, resulting in a Tax Benefit Actually Realized in that year, Healthcare shall promptly notify the other Parties and shall pay each other Party, within fifteen (15) days after the realization of the Tax Benefit Actually Realized, one-third (1/3) of the amount of such Tax Benefit Actually Realized.  Healthcare shall not withhold on any payment made to a Party pursuant to this Section 11.3, provided that on or prior to the date of payment such Party provides Healthcare with an opinion of counsel that such payment should not be subject to Tax withholding.  If any Tax Attribute with respect to which payment is made pursuant to this Section 11.3 is subsequently disallowed pursuant to a Final Determination, the Parties shall share any amount owed as a result of such Final Determination that is attributable to the disallowance of such Tax Attribute in accordance with how the benefit of such Tax Attribute was shared under this Section 11.3.  Nothing in this Section 11.3 shall be deemed to impose an obligation on Healthcare to utilize or to engage in any planning to determine how to utilize the Tax Attributes described in Schedule 11.3 for any taxable year.

Section 11.4           Third Party Tax Indemnities and Benefits.  Notwithstanding anything to the contrary in this Agreement, the Parties shall share in accordance with their Sharing Percentages (a) any duty or obligation (contractual or otherwise) of a Party or any of its Affiliates, and (b) any Tax benefits, in either case, that arose or is attributable to a period (or portion thereof) ending on or prior to the Distribution Date, to reimburse or be reimbursed by, as the case may be, a Person other than a Party or its Affiliates pursuant to a contractual Tax indemnity agreement entered into in conjunction with the acquisition or disposition of a business by any Party (or its Subsidiaries).  Each Party shall promptly notify the other Parties upon receiving notice of any amount to be shared pursuant to this Section 11.4.

Section 11.5           Allocation of Tax Items.  All determinations (whether for purposes of preparing Tax Returns or for purposes of determining a Party’s responsibility for Taxes under this Agreement) regarding the allocation of Tax items between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion of such Straddle Tax Period that begins the day after the Distribution Date shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b) or of a corresponding provision under the Laws of the applicable taxing jurisdiction; provided, further, that Tax items may be ratably allocated to the extent provided by and pursuant to the principles of Treasury Regulations Section 1.1502-76(b)(2)(ii).  Any such allocation of Tax items shall initially be determined by Tyco.  To the extent that Electronics or Healthcare disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Article XIII.

Section 11.6           Pre-Distribution Tax Attributes.  In determining the amount of Taxes due and payable with regard to a Final Determination and the amounts of the Electronics Allocable Audit Portion, the Healthcare Allocable Audit Portion, and the Tyco Allocable Audit Portion, each Party agrees to take any and all actions necessary or helpful, including but not limited to making such elections, allowances or group reliefs, and those other actions described in Schedule 11.6, in order to minimize the amount of Taxes that would otherwise be due and payable by a Party (or its Subsidiaries) as a result of such Final Determination.  The Parties shall apply this Section 11.6 based on principles, including the ordering principles, similar to those described in Schedule 11.6.

ARTICLE XII

DEFAULTED AMOUNTS

Section 12.1           General.  In the event that one or more Parties defaults on its obligation to pay Distribution Taxes for which it is liable pursuant to Article V to another Party, then each non-defaulting Party shall be required to pay an equal portion of such Distribution Taxes to such other Party; provided, however, that no payment obligation shall exist under this Section 12.1 with respect to Distribution Taxes that are attributable to the Fault of one or more Parties; provided, further, that any payment of Distribution Taxes by a non-defaulting Party pursuant to this Section 12.1 shall in no way release the defaulting Party from its obligations to pay such Distribution Taxes and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such payment by a non-defaulting Party at a rate per annum equal to the then applicable Prime Rate plus four percent (4%), or the maximum legal rate, whichever is lower.  In connection with the foregoing, it is expressly understood that any defaulting Party’s rights to any amounts to be received by such defaulting Party hereunder may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party to pay the Distribution Taxes (and obligations for Assumed Tyco Contingent Liabilities as such term is defined for purposes of the Separation and Distribution Agreement) that are borne by the non-defaulting Parties; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party or Parties.

Section 12.2           Subsidiary Funding.  Without limitation of the Parties’ rights and obligations otherwise set forth in this Agreement and provided that no other Party has defaulted on any of its obligations pursuant to this Agreement, each Party agrees to provide or cause to be provided such funding as is necessary to ensure that its respective Subsidiaries are able to satisfy their respective Tax liabilities to a Taxing Authority that arise as a result of a Final Determination under Section 9.3 of this Agreement, including any such Tax liabilities that, upon default by a Party’s Subsidiary, may result in another Party’s Subsidiary paying or being required to pay the defaulted Tax liabilities to a Taxing Authority.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1           Negotiation.  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (“Dispute”), the general counsels of the relevant Parties (or such other executive officers designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the date of receipt by a Party of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 13.2 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.  If the general counsels of the relevant Parties (or such other executive officers designated by the relevant Party) are unable to resolve the Dispute within forty-five (45) days from the receipt by a Party (or Parties) of a Dispute Notice (or within a different period agreed to by the relevant Parties in writing), the Dispute shall be resolved in accordance with Section 13.2(a) or Section 13.2(b) as the case may be.

Section 13.2           Mediation.  If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Dispute, the Parties agree to submit the Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation.  The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 13.3           Arbitration.  Subject to Section 13.10, if the Dispute has not been resolved for any reason after the Mediation Period, such Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”).  There shall be three arbitrators.  If there are only two Parties to the arbitration, each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal.  If there are three Parties to the arbitration, such Parties shall each appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  Any arbitrator not timely appointed by the Parties under this Section 13.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause.  Any controversy concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a Party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Article XIII shall be determined by the arbitrators.  In resolving any Dispute, the Parties intend that the arbitrators shall apply applicable Tax Laws and the substantive Laws of the State of New York, without regard to any choice of Law principles thereof that would mandate the application of the Laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties.  The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including but not limited to (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York.  The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings in accordance with the terms of this Agreement and applicable Law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a third-party claim (and in such a case, only to the extent awarded in such third-party claim).

Section 13.4           Arbitration with Respect to Monetary Damages.  Subject to Section 13.10, in the event the Dispute involves (a) valuation of a liability under this Agreement, (b) an amount in controversy in a Dispute, or (c) an amount of damages following a determination of liability, the arbitration shall proceed in the following manner:  Each Party shall submit to the arbitrators and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or damages, as the case may be, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such Party’s explanation as to why its proposal is reasonable and appropriate.  The arbitrators, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals and shall be limited to awarding only one of the proposals submitted.

Section 13.5           Arbitration Period.  Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration.  The Parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Dispute.

Section 13.6           Treatment of Negotiations, Mediation, and Arbitration.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion, or arbitration award pursuant to this Article XIII shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, however, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange.  Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences, and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.  Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 13.7           Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XIII with respect to all matters not subject to such dispute resolution.

Section 13.8           Costs.  Except as otherwise may be provided in this Agreement, the costs of any arbitration pursuant to this Article XIII shall be borne by the losing Party or Parties in such proportion as the arbitrator or arbitrators determine based on the facts and circumstances.

Section 13.9           Consolidation.  The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arise out of or relate essentially to the same set of facts or transactions.  Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 13.10         Exception to Arbitration.  Notwithstanding anything in this Article XIII to the contrary, in the event that the matters described on Schedule 13.10 have been fully and finally completed, including the exhaustion of all appeals, if the Dispute has not been resolved for any reason after the Mediation Period, such Dispute may be subject to litigation in accordance with Sections 14.15 and 14.17.

ARTICLE XIV

MISCELLANEOUS

Section 14.1           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 14.2           Survival.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 14.3           Notices.  All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.3):

To Tyco:

Tyco International Ltd.

c/o Tyco International (US) Inc.

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To Healthcare:

Covidien Ltd.

15 Hampshire Street

Mansfield, Massachusetts  02048

Attn:  General Counsel

Facsimile: (508) 261-8544

To Electronics:

Tyco Electronics Ltd.

1050 Westlakes Drive

Berwyn, Pennsylvania

Attn:  General Counsel

Facsimile: (610) 893-9646

Section 14.4           Waivers and Consents.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.  Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent.

Section 14.5           Amendments.  Subject to the terms of Section 14.8 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 14.6           Assignment.  Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, further, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 14.7           Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns; provided, however, that in no event shall a Party’s right to vote on a matter set forth herein be construed to permit any duplication of a Party’s vote by a successor, assignee, or other transferee.  The Parties acknowledge that it is their intention to permit no more than three (3) parties to vote on any matter set forth herein.

Section 14.8           Certain Termination and Amendment Rights.  This Agreement (including indemnification obligations hereunder) may be terminated and each Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Tyco without the approval of Healthcare or Electronics or the stockholders of Tyco.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.

Section 14.9           No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

Section 14.10         Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 14.11         Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 14.12         Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.13         Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 14.14         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 14.15         Consent to Jurisdiction.  Subject to the provisions of Article XIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action, or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued there under.  Each of the Parties further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit, or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14.15.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.16         Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 14.17         Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.17.

Section 14.18         Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Separation and Distribution Agreement).  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 14.19         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 14.20         Changes in Law.

(a)           Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b)           If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 14.21         Authority.  Each of the Parties hereto represents to each of the other Parties that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 14.22         Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.  The Parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal, or unenforceable with a valid, legal, and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provision which it replaces.

Section 14.23         Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other Party or its respective Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.  Notwithstanding the foregoing, the Parties agree that in the event that a Party or its Subsidiary is required under applicable Tax Law to make a Tax payment in excess of $250,000 with respect to a Pre-Distribution Tax Period or a Straddle Tax Period to another Party or that other Party’s Subsidiary solely as a result of having been a member of a non-U.S. Tax Group, such first Party shall (or shall cause its Subsidiary to) make such payment to such other Party (or its Subsidiary), subject to the relevant Parties’ agreement (a) as to the most cost efficient means of effecting such payment, and (b) to share any incremental costs arising as a result of such payment; provided, however, that any such means of payment shall place the Parties in the same economic position that would have been achieved if such payment were made immediately prior to the Distributions; provided further, that if the relevant Parties cannot agree on a means of payment within thirty (30) days from the date on which all relevant Parties have notice of the payment obligation, then the item shall be extinguished without further action.

Section 14.24         Exclusivity.  Except as specifically set forth in the Separation and Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement.  In the event of a conflict between this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

Section 14.25         No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

Schedule 13.10

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	John S. Jenkins, Jr.
Name:	John S. Jenkins, Jr.
Title:	Vice President and Secretary

COVIDIEN LTD.

By:	John W. Kapples
Name:	John W. Kapples
Title:	Vice President and Assistant Secretary

TYCO ELECTRONICS LTD.

By:	Harold G. Barksdale
Name:	Harold G. Barksdale
Title:	Vice President & Assistant Secretary

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